Exhibit 99.2

Keyuan Petrochemicals Inc. Announces
Fourth Quarter 2011 Financial Results

·	FY 2011 production and net revenues both exceeded prior forecasts
•	$1.7 million cash flows from operations in FY2011
•	Provides full year 2012 guidance: $880 million revenues; 760,000 metric tons sales volumes; $30 million net income

Ningbo, China – April 12, 2012 – Keyuan Petrochemicals Inc. (OTC: KEYP), (“Keyuan” or “the Company”), an independent manufacturer and supplier of various petrochemical products in China, today announced the Company's financial results for the three and twelve months ended December 31, 2011.

"Our 2011 revenues benefitted from solid customer demand and expanded production capacity,” declared Mr. Chungfeng Tao, Chairman and Chief Executive Officer of Keyuan Petrochemicals Inc. “Although our margins were negatively impacted by higher raw materials costs, legal and administrative expenses related to the investigation, and 44 days of production interruptions; we generated positive cash flows, which allow us to continue funding our growth initiatives. With a series of initiatives on major projects and SBS facility entering into operation, I believe Keyuan’s core earnings potential continues to improve.”

Financial Summary

	Q4 2011	Q4 2010	Chg.	FY 2011	FY 2010	Chg.
Net Revenues	$164.4M	$158.0M	4.2%	$626.7M	$558.8M	12%
Gross Profits	$10.9M	$17.6M	-38%	$22.0M	$67.8M	-68%
Net Income (loss)(a)	($0.1M)	$6.2M	-97%	($8.3M)	$36.0M	--
EPS (Diluted)	$0.00	$0.11	--	($0.14)	$0.66	--
Diluted Shares O/S	57.6M	56.1M	+3%	57.6M	56.1M	+2.7%
(a) Net Income (loss) attributable to KEYP common stockholders.

Fourth Quarter 2011 Financial Results

Sales for the fourth quarter ended December 31, 2011 were $164.4 million, an increase of $6.4 million, or 4% from the fourth quarter of 2010. The Company sold 141,829 metric tons (MT) of petrochemical products at an average price of $1,159 per metric ton in the fourth quarter of 2011 compared to 176,587 MT and $895 per MT, respectively, in the fourth quarter of 2010.

Cost of goods sold was $153.5 million in the fourth quarter of 2011compared to $140.4 million in the fourth quarter of 2010, with a gross margin profit of $10.9 million in the fourth quarter of 2011compared to a gross profit of $17.6 million in the same period a year ago. The main reason for the decrease in the gross margin was the increase in our raw material prices.

Operating expenses for the fourth quarter of 2011 were approximately $5.3 million, consisting of $0.4 million in selling expenses and $4.9 million in general and administrative expenses. General and administrative expenses were lower by approximately $0.5 million. Operating income was $5.6 million in the three months ended December 31, 2011 compared to $12.1 million in the corresponding period a year ago.

Net loss attributable to common shareholders was $0.1 million for the fourth quarter of 2011, with diluted net loss per share of $0.00 compared to net income of $6.2 million and earnings per share of $0.11 in the fourth quarter of 2010. The weighted average shares outstanding increased slightly from 56.1 million a year ago to 57.6 million in the fourth quarter of 2011.

Full Year 2011 Financial Results

For the year ended December 31, 2011, sales were approximately $626.7 million compared to $558.8 million for the year ended December 31, 2010, an increase of 12%. The Company sold 588,976 metric tons (MT) of petrochemical products, down 10.6% from 658,570 MT of products sold in the corresponding period in 2010. The average sales price per metric ton was $1,064 in 2011, a 25.4% increase from $848 per metric ton in 2010. Keyuan sold approximately 2,622 MT of Styrene-Butadiene-Styrene (“SBS”) during the fourth quarter after completing construction and testing in September and October 2011, respectively.

Cost of goods sold increased 23.2% in year ended December 31, 2011 to $604.7 million. Gross margin fell to 3.5% from 12.1% in the corresponding period year due to higher raw material prices and lower utilization rates. The Company lost approximately 44 days of production in 2011 due to shutdowns, equating to 95,000 MT of production and $85 million of revenues.

Operating expenses for 2011 were approximately $19.1 million compared to $10.1 million in 2010 due primarily to $5.8 million of expenses related to the independent investigation.

Keyuan had an operating income of $2.9 million in 2011 compared to $57.7 million operating profit during 2010. Excluding expenses related to the independent investigation, operating income and operating margin in 2011 were $8.7 million and 1.4%, respectively.

The Company recorded an $8.3 million net loss attributable to shareholders, representing a $0.14 loss per share for 2011 compared to a $36.0 million net income and $0.66 earnings per share in 2010, respectively.

Balance Sheet and Cash Flows

The Company had $163.6 million of cash and restricted cash at December 31, 2011 compared to $127.4 million at December 31, 2010. For 2011, the Company generated $1.7 million in cash flow from operations. Inventories were $38.9 million at December 31, 2011 and advance payments for the suppliers amounted to $15.8 million.

Keyuan had approximately $241.7 million of bank loans outstanding at December 31, 2011 with maturity dates from January 2012 to December 2012 and interest rates from 2.97% to 7.93% per annum. Management expects all unpaid loan balances will be extended at their due date.

Full Year 2012 Guidance

Management is forecasting $880 million of revenues, $30 million of net income and 760,000 MT of production for 2012. This assumes approximately $100 to $110 million of revenue and $10 to $11 million of net income contribution from its SBS production facility.

Business Updates

The Company completed construction of its new 70,000 MT SBS production facility in September 2011. Trial production commenced in October 2011 and deliveries commenced in December 2011. Management expects to generate between $100 and $110 million in net revenues from SBS in 2012 with a net income between $10 and $11 million.

In January 2012, Keyuan entered into an agreement with Fangchenggang City to build a new 400,000 MT petrochemicals production facility in Guangxi Province. The Company started pre-construction in February 2012 and expects to complete the initial phase of construction by the end of 2013. However, the timeline is subject to revision pending the status of project financing. This facility will produce Acrylonitrile Butadiene Styrene (“ABS”) used in household appliances, electronic components, automotive parts and other fields.

Updates on Internal Control

The Company has assigned Mr. Fan Zhang as PRC CFO to replace Mr. Weifeng Xue and Mr. Jingtao Ma as the general manager of Ningbo Keyuan to replace Mr. Chunfeng Tao in order to make proper segregation of senior management duties after reviewing and evaluating their roles and responsibilities.

The Company organized its accounting department staff into to two groups – Planning Finance and Funds Management – according to their primary responsibilities. This will streamline internal reporting and make the department more efficient.

Furthermore, the Company has created and implemented a comprehensive budget management process that will involve every person in every position. This new process will improve the accuracy and timeliness of its financial reporting, reduce its accounting costs and control cash flow.

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2010, Keyuan's operations include an annual petrochemical manufacturing design capacity of 720,000 MT for a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. In order to meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a SBS production facility which was completed in September 2011 and one production line has entered into commercial production by November 2011. The Company plans to add additional storage capacity, a raw material pre-treatment facility, an asphalt production facility, and an ABS production facility. .

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of Keyuan Petrochemicals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf months are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Angel Gu
Keyuan Petrochemicals, Inc
Phone: +0086-1-381-986-4827
Email: angelgu@keyuanpetrochemicals.com
Web: www.keyuanpetrochemicals.com

Investor Relations:
Ted Haberfield, President
MZ North America, IR
Tel: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mz-ir.com

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